Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS FIRST QUARTER 2011 ADJUSTED EARNINGS OF

$0.16 PER SHARE

Elkridge, MD. May 5, 2011. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended March 31, 2011.

Overview of First Quarter 2011 Results:

•                  Revenue of $64.3 million for first quarter of 2011 compared to $56.9 million for first quarter of 2010

•                  Adjusted EBITDA of $6.1 million for first quarter of 2011 compared to $4.0 million for first quarter of 2010

•                  Adjusted earnings of $0.16 per diluted share for first quarter of 2011 compared to adjusted earnings of $0.09 per diluted share for first quarter of 2010

The Company earned $0.14 per share for the quarter ended March 31, 2011 compared to $0.12 per share for the same period in 2010, prior to adjustments for certain acquisition related amounts. The first quarter 2011 results include $845,000 of transaction expenses related to the completion of acquisitions in 2011. In addition, there were net gains of $246,000 in the first quarter of 2011 and $905,000 in the first quarter of 2010 on the change in fair value of contingent consideration related to acquisitions. Excluding these items, the Company achieved adjusted earnings of $0.16 per share for the first quarter of 2011 compared to $0.09 per share for the first quarter of 2010. The Company achieved organic revenue growth of 7% during the first quarter of 2011 compared to 2010. Income before income tax expense increased $0.7 million or 19% during the first quarter of 2011 compared to 2010 primarily due to an increase in gross profit which resulted from improved revenue and margins. Net income was $2.6 million for the first quarter of 2011 compared to $2.2 million for the first quarter of 2010.

“I am pleased to report that we achieved strong financial results in the first quarter of 2011, despite the first quarter historically being our weakest quarter of the year,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “During the first quarter, we continued to see organic growth supplemented by our acquisition strategy.  We completed the acquisition of Communication Consulting in China in February and finalized the purchase of RWD Technologies’ consulting business on April 15, 2011. In 2010, the RWD business we acquired generated revenues of approximately $65 million and we anticipate it will be accretive to earnings per share. We believe that the acquisition of RWD will further differentiate GP in the training industry. We will continue evaluating strategic tuck-in acquisitions to further develop our platform and services, while maintaining our focus on providing high quality solutions to our customers.”

Balance Sheet and Cash Flow Highlights

As of March 31, 2011, the Company had cash and cash equivalents of $29.4 million compared to $28.9 million as of December 31, 2010. The Company had no short-term borrowings or long-term debt outstanding and $29.5 million of available borrowings under its revolving credit facility as of March 31, 2011. The Company paid $28 million to acquire RWD in April 2011, which excludes approximately $11 million of guaranteed working capital acquired in the transaction. The purchase price was paid using cash on hand and borrowings under its revolving credit facility. Cash provided by operating activities was $2.4 million for the quarter ended March 31, 2011.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on May 5, 2011. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 63796912. A telephone replay of the call will also be available beginning at 11:00 a.m. on May 5th, until 11:59 p.m. on May 19th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 63796912.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EPS (earnings per share). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA and Adjusted EPS may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliations — Adjusted EBITDA and Adjusted EPS, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2011	2010
Revenue	$64,293	$56,890
Cost of revenue	53,501	48,706
Gross profit	10,792	8,184
Selling, general and administrative expenses	6,748	5,443
Gain on change in fair value of contingent consideration, net	246	905
Operating income	4,290	3,646
Interest expense	33	50
Other income	181	142
Income before income tax expense	4,438	3,738
Income tax expense	1,848	1,567
Net income	$2,590	$2,171

Basic weighted average shares outstanding	18,724	18,598
Diluted weighted average shares outstanding	18,892	18,714

Per common share data:
Basic earnings per share	$0.14	$0.12
Diluted earnings per share	$0.14	$0.12

Other data:
	$6,136	$4,000
Adjusted EBITDA (1)	$0.16	$0.09
Adjusted EPS (2)

(1)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

(2)          The term Adjusted EPS (earnings per share) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EPS, along with the related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

	Quarters ended March 31,
	2011	2010
Revenue by segment:
Manufacturing & BPO	$37,138	$30,893
Process & Government	10,118	10,594
Energy	5,901	5,432
Sandy Training & Marketing	11,136	9,971
Total revenue	$64,293	$56,890

Gross profit by segment:
Manufacturing & BPO	$5,671	$4,355
Process & Government	1,821	1,587
Energy	1,712	1,199
Sandy Training & Marketing	1,588	1,043
Total gross profit	$10,792	$8,184

Operating income by segment:
Manufacturing & BPO	$2,017	$1,579
Process & Government	852	713
Energy	1,193	730
Sandy Training & Marketing	390	78
Corporate and other costs	(408)	(359)
Gain on change in fair value of contingent consideration, net	246	905
Total operating income	$4,290	$3,646

Supplemental Cash Flow Information:
Net cash provided by operating activities	$2,376	$3,747
Capital expenditures	(758)	(209)
Free cash flow	$1,618	$3,538

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$29,359	$28,902
Accounts and other receivables	47,953	47,874
Inventories, net	290	305
Costs and estimated earnings in excess of billings on uncompleted contracts	13,289	12,929
Prepaid expenses and other current assets	7,220	5,813
Total current assets	98,111	95,823
Property, plant and equipment, net	3,383	2,965
Goodwill and other intangibles, net	84,255	82,791
Other assets	1,626	1,617
Total assets	$187,375	$183,196

Current liabilities:
Accounts payable and accrued expenses	$32,672	$32,694
Billings in excess of costs and estimated earnings on uncompleted contracts	16,241	15,807
Total current liabilities	48,913	48,501
Other noncurrent liabilities	9,670	9,908
Total liabilities	58,583	58,409
Total stockholders’ equity	128,792	124,787
Total liabilities and stockholders’ equity	$187,375	$183,196

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation — Adjusted EBITDA (3)

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2011	2010

Net income	$2,590	$2,171
Interest expense	33	50
Income tax expense	1,848	1,567
Depreciation and amortization	1,066	1,117
Gain on change in fair value of contingent consideration, net	(246)	(905)
Transaction expenses for acquisitions (4)	845	—
Adjusted EBITDA	$6,136	$4,000

(3)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, gain on change in fair value of contingent consideration, net and certain other adjustments described below. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(4)          Represents $845,000 of transaction expenses during the first quarter of 2011 related to the completion of acquisitions in 2011.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation — Adjusted EPS (5)

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2011	2010

Diluted earnings per share	$0.14	$0.12
Adjustments (6)	0.02	(0.03)
Adjusted EPS (non-GAAP)	$0.16	$0.09

(5)          The Company presents adjusted earnings per share (Adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes special items, which the Company defines as significant items that are not related to its ongoing, underlying business or which distort comparability of results. The Company presents Adjusted EPS because it believes that it is appropriate for investors to consider results excluding these items in addition to results in accordance with GAAP. The Company believes such a measure provides a picture of its results that is more comparable among periods, since it excludes the impact of items such as gain on change in fair value of contingent consideration, significant transaction costs for acquisitions, restructuring costs and impairment losses, which may recur occasionally, but tend to be irregular as to timing and amount, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings per share).

(6)          The adjustments for 2011 include $845,000 of transaction expenses related to the completion of acquisitions in 2011, offset by a $246,000 net gain on the change in fair value of contingent consideration, which results in $0.02 per share after being tax effected. The adjustments for 2010 include a $905,000 net gain on the change in fair value of contingent consideration, which results in ($0.03) per share after being tax effected.

# # # #

CONTACTS:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725